Exhibit 10.23

S CORPORATION TERMINATION, TAX ALLOCATION AND

INDEMNIFICATION AGREEMENT

This S Corporation Termination, Tax Allocation and Indemnification Agreement, dated as of             , 2015 (the “Agreement”), is made by and among Duluth Holdings Inc., a Wisconsin corporation (the “Company”), and the persons identified on the signature pages hereto who constitute all of the shareholders of the Company on the date hereof (each individually, a “Shareholder,” and collectively, the “Shareholders”).

RECITALS:

A. The Company is an S Corporation within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended (the “Code”).

B. The Company intends to enter into an underwriting agreement to sell shares of its Class B common stock to the public in an initial public offering registered under the Securities Act of 1933, as amended, as described in the Registration Statement on Form S-1 initially filed by the Company with the Securities and Exchange Commission on October 6, 2015 (the “Public Offering”).

C. The Shareholders are currently the only shareholders of the Company, and will continue to be so until the Public Offering.

D. In connection with the Public Offering, and in order to induce the investment by the public in the Company, the Company and the Shareholders desire to provide for the termination of the Company’s status as an S Corporation and a tax allocation and indemnification agreement in connection with tax periods prior to and following the Termination Date (as defined below), as well as the other agreements set forth herein.

AGREEMENT:

NOW, THEREFORE, for mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Shareholders do hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, as used herein, have the following meanings:

“Accumulated Adjustments Account” or “AAA” shall have the meaning assigned to that term by Section 1368(e)(1) of the Code.

“Agreement” shall have the meaning set forth in the Introductory paragraph.

“Code” shall have the meaning set forth in Recital A.

“Company” shall have the meaning set forth in the Introductory paragraph.

“C Short Year” shall have the meaning set forth in Section 1362(e)(1)(B) of the Code.

“Final AAA Determination” shall have the meaning set forth in Section 2.3.

“Final Determination” shall mean the earliest to occur of (i) the date on which a decision, judgment, decree or other order has been issued by any court of competent jurisdiction or government agency with regard to the tax consequences at issue, which decision, judgment, decree or other order has become final (i.e., all allowable appeals requested by the parties to the action have been exhausted), or (ii) the date on which the Internal Revenue Service or state taxing authority has entered into a binding agreement with the Company and/or the Shareholders, as applicable, with respect to the tax matter at issue or has reached a final administrative or judicial determination with respect to the tax matter at issue which, whether by law or agreement, is not subject to appeal.

“Highest Rate” shall mean the highest marginal U.S. federal, state and local income tax rate applicable to individuals or C corporations, as applicable, for the taxable year to which such taxable income relates, taking into account the different tax rates applicable to ordinary income and capital gains, if any.

“Post-Termination Distribution” shall mean a cash distribution during the Post-Termination Transition Period as set forth in Section 1371(e) of the Code to the extent it does not exceed the AAA.

“Post-Termination Transition Period” shall have the meaning set forth in Section 1377(b)(1) of the Code.

“Public Offering” shall have the meaning set forth in Recital B.

“Regulations” means the Treasury Regulations promulgated under the Code.

“S Corporation” shall have the meaning set forth in Section 1361 of the Code.

“S Corporation Taxable Income” shall mean, for periods beginning on or after the date the Company became an S Corporation and ending with the close of the last day of the S Short Year, the sum of (i) the Company’s items of separately stated income and gain (within the meaning of Section 1366(a)(1)(A) of the Code) reduced, to the extent applicable, by the Company’s separately stated items of deduction and loss (within the meaning of Section 1366(a)(1)(A) of the Code) and (ii) the Company’s non-separately computed net income (within the meaning of Section 1366(a)(l)(B) of the Code).

“Shareholders” shall have the meaning set forth in the Introductory paragraph.

“S Short Year” shall have the meaning set forth in Section 1362(e)(1)(A) of the Code.

“S Termination Year” shall have the meaning set forth in Section 1362(e)(4) of the Code.

“Tax Liability” shall have the meaning set forth in Section 3.1.

“Tax Proceeding” shall mean an amended return, claim for refund, audit, judicial decision or otherwise.

“Termination Date” shall have the meaning set forth in Section 2.1.

ARTICLE 2

TERMINATION OF S CORPORATION STATUS; DISTRIBUTIONS TO

SHAREHOLDERS

2.1. Termination of S Corporation Status. Pursuant to Section 1362(d)(2) of the Code, the Company’s status as an S Corporation shall terminate on the day on which the Company issues shares of the Company’s common stock in the Public Offering to one or more shareholders which causes the Company to no longer qualify as a “small business corporation” as defined under Section 1361(b) of the Code (the “Termination Date”), provided, on such Termination Date, the Company and certain of its Shareholders shall also file an election to revoke its status as an S Corporation pursuant to Section 1362(d)(1) of the Code in accordance with and in the manner provided by Regulation § 1.1362-6(a)(3).

2.2. Distribution to Shareholders Prior to Termination Date. Immediately prior to the Termination Date, the board of directors of the Company shall declare a distribution to the Shareholders, pro rata in accordance with the relative number of shares of the Company’s common stock (Class A and Class B) held by each Shareholder, in an amount equal to the Company’s estimated AAA as of the Termination Date. For purposes of this Section 2.2, the Company’s AAA shall be determined by the Chief Financial Officer of the Company in accordance with the Company’s books and records and consistent with Section 1368 of the Code and Regulations.

2.3. True-Up Distribution. On or before the eleven (11) month anniversary of the Termination Date, the Chief Financial Officer of the Company shall send a notice to shareholders of the Final Accumulated Adjustment Account (“Final AAA Determination”). If the Final AAA Determination is more than the amount distributed to the Shareholders prior to the Termination Date pursuant to Section 2.2, then an additional distribution shall be made by the Company to the Shareholders within 30 days of the Final AAA Determination.

ARTICLE 3

TAX RETURNS AND REPORTING

3.1. Consistent Reporting by the Company. For all taxable periods during which the Company was classified as an S Corporation, the Company shall not (except as required by law), without the consent of the Shareholders (which consent shall not be unreasonably withheld), file any amended income tax return or change any election or accounting method with respect to the Company, if such filing or change would increase any federal, state, local (including but not limited to city or county) or foreign income tax liability including interest and penalties, if any (collectively “Tax Liability”) of the Shareholders for any taxable period during which the Company was classified as an S Corporation.

3.2. Responsibility for Tax Returns. The Company shall file all tax returns required to be filed by the Company with respect to all periods for which returns shall become due after the closing of the Company’s Public Offering, including all returns for the S Short Year.

3.3. Responsibility for Taxes. Subject only to the indemnities set forth in Article 4, each Shareholder shall file all required tax returns reporting such Shareholder’s allocable share of the Company’s taxable income, gain, loss, deduction, or credit for all tax periods (or any portion of a tax period) during which the Company was an S Corporation and shall pay any and all taxes such Shareholder is required to pay as a result of being a Shareholder of the Company, for all taxable periods (or any portion of a tax period) during which the Company was an S Corporation. For all tax periods (or any portion of a tax period) prior to the Termination Date, no Shareholder shall (except as required by law), without the consent of the Company (which consent shall not be unreasonably withheld), file an amended individual or trust income tax return, as the case may be, which results in tax reporting by such Shareholder inconsistent with the Schedule K-1 or other tax information provided to the Shareholder by the Company, if such filing by such Shareholder would increase the Tax Liability of the Company after the Termination Date.

3.4. Short Taxable Years. The parties acknowledge that the taxable year in which the S Corporation status of the Company is terminated will be an “S Termination Year” for tax purposes, as defined in Section 1362(e)(4) of the Code. Pursuant to Section 1362(e)(1) of the Code, the S Termination Year of the Company shall be divided into two short taxable years: an “S Short Year” and a “C Short Year.” As defined in Section 1362(e)(1)(A) of the Code, the S Short Year shall be that portion of the Company’s S Termination Year ending on the day immediately preceding the Termination Date. Pursuant to Section 1362(e)(1)(B) of the Code, that portion of the S Termination Year beginning on the Termination Date and ending on the last day of the taxable year shall be the C Short Year of the Company.

3.5. Pro Rata Allocation. The Company and the Shareholders agree that for tax purposes (including for purposes of determining the Company’s S Corporation Taxable Income for its S Short Year) the Company shall allocate its calendar year items of income, gain, loss, deduction and credit between the S Short Year and the C Short Year in accordance with the pro rata method of allocation (also referred to as the “per share per day method”) as set forth in Section 1362(e)(2) of the Code; provided, however, if there is a sale or exchange of fifty percent (50%) or more of the Company’s common stock (Class A and Class B) during the S Termination Year, the Company shall allocate its calendar year items of income, gain, loss, deduction and credit between the S Short Year and the C Short Year pursuant to normal tax accounting rules (also referred to as the “closing of the books method”) as required pursuant to Section 1362(e)(6)(D) such that tax items shall be allocated to the S Short Year as if the tax year of the Company ended on the day before the Termination Date and to the C Short Year as if the Company’s tax year commenced on the Termination Date.

ARTICLE 4

INDEMNIFICATION

4.1. Indemnification of Shareholders.

4.1.1. Indemnification for Tax Liability. The Company hereby agrees to indemnify and hold the Shareholders harmless from, against and in respect of any Tax Liability, calculated at the Highest Rate, incurred by them resulting from a Final Determination of an adjustment (by reason of a Tax Proceeding) to the Company’s taxable income which is the result of an increase or change in character of the Company’s income during the period it was treated as an S Corporation.

4.1.2. Payment to Shareholders. Any payments or other distributions made to the Shareholders pursuant to Section 4.1.1 shall be made pro rata in accordance with the relative number of shares of the Company’s common stock (Class A and Class B) held by each Shareholder as of the last day of any applicable period. To the extent practicable and to the extent consistent with applicable law, payments or other distributions made to the Shareholders pursuant to Section 4.1.1 will be treated as Post-Termination Distributions for U.S. federal income tax purposes.

4.1.3. Tax Adjustment. In the event that an indemnification payment pursuant to Section 4.1.1 exceeds the amount of the increase in the Company’s AAA resulting from the adjustment (or to the extent such payment to the Shareholders does not qualify as a Post-Termination Distribution during the Post-Termination Transition Period) such amount shall be increased by an amount calculated pursuant to Section 4.1.5 below.

4.1.4. Fees and Costs. The Company hereby agrees to reimburse the Shareholders for such professional fees or other costs as are reasonably necessary:

(i) to defend the Shareholders in the event of an audit or review of the Shareholders’ income tax returns during a year in which the Shareholders were reporting the Company’s income by virtue of the Company’s S Corporation election; and

(ii) to prepare and file amended income tax returns on behalf of the Shareholders in the event of an audit or review of the Company’s income tax returns for any tax period, the result of which relates to an item of Company income, gain, loss, deduction, or credit reported on the Shareholders’ income tax returns for a year in which the Shareholders were reporting the Company’s income by virtue of the Company’s S Corporation election.

Such reimbursement shall be limited to reasonable and documented professional fees and costs proximately related to an audit or review of the Company’s income, gain, loss, deduction, or credit as reported on the Shareholders’ income tax returns or any amendment of the Shareholders’ income tax returns related to an audit or review of the Company’s taxable income.

4.1.5. Gross Up for Additional Tax. In all events, and to the extent not otherwise reimbursed, the Company hereby agrees that if any payment pursuant to Section 4.1.1 is deemed to be taxable income to the Shareholders, the amount of such payment to the Shareholders shall be increased by an amount necessary to equal the Shareholders’ additional Tax Liability, calculated at the Highest Rate, related to such amount (including, without limitation, any taxes on such additional amounts) so that the net amount received and retained by the Shareholders after payment by the Shareholders of all taxes associated with the payment is equal to the payment otherwise required to be made.

4.1.6. Payment. Any indemnification payment required to be made pursuant to this Section 4.1 shall be made within thirty (30) calendar days after receipt of written notice from the Shareholders, or representative thereof, that a Final Determination has occurred and a payment is due by the Shareholders to the appropriate taxing authority.

4.2. Indemnification of the Company.

4.2.1. Indemnification for Failure to Qualify as an S Corporation. The Shareholders severally (according to the relative percentage of the outstanding shares of the Company’s common stock (Class A and Class B) owned by each Shareholder on the last day of any applicable period to which a liability described below relates) and not jointly, each hereby agree to indemnify and hold the Company harmless from, against, and in respect of any Tax Liability, if any, calculated at the Company’s Highest Rate, resulting from the Company failing to qualify as an S Corporation under Section 1361(a)(1) of the Code (as enacted and in effect prior to the Termination Date), pursuant to a Final Determination (by reason of a Tax Proceeding), for any taxable year on or before the Termination Date as to which the Company filed or files tax returns claiming status as an S Corporation.

4.2.2. Indemnification for Tax Liability. In addition to the indemnification obligation provided in Section 4.2.1, the Shareholders severally (according to the relative percentage of the outstanding shares of the Company’s common stock (Class A and Class B) owned by each Shareholder on the last day of any applicable period to which a liability described below relates) and not jointly, each hereby agree to indemnify and hold harmless the Company against any increase resulting from a Final Determination of an adjustment (by reason of a Tax Proceeding) in the Company’s Tax Liability, calculated at the Company’s Highest Rate, with respect to any tax year to the extent such increase results in a related decrease in the Tax Liability of the Shareholders for any period prior to the termination of the Company’s status as an S Corporation.

4.2.3. Gross Up For Additional Tax. In all events, and to the extent not otherwise reimbursed, the Shareholders hereby agree that if any payment pursuant to Section 4.2.2 is deemed to be taxable income to the Company, the amount of such payment shall be increased by an amount necessary to equal the Company’s additional Tax Liability related to such amount (including, without limitation, any taxes on such additional amounts) so that the net amount received and retained by the Company after payment by the Company of all taxes associated with the payment is equal to the payment otherwise required to be made.

4.2.4. Indemnification Limits. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to indemnification pursuant to Sections 4.2.1, 4.2.2, and 4.2.3 until such time as the aggregate amounts calculated under Sections 4.2.1, 4.2.2, and 4.2.3 exceed One Million Dollars ($1,000,000), and then the obligation to provide indemnification thereunder shall be for the aggregate amounts calculated under Sections 4.2.1, 4.2.2, and 4.2.3; provided, however, the Company shall not be entitled to indemnification payments pursuant to Sections 4.2.1, 4.2.2, and 4.2.3 in excess of the amount of the Shareholders’ actual income tax savings assuming the Shareholder files for all available income tax refunds attributable to the circumstances giving rise to the increase in the Tax Liability of the Company (for the avoidance of doubt, in the absence of cooperation from a Shareholder in filing for such income tax refunds, such tax refunds shall be calculated by the Company applying the Highest Rate to the Shareholder’s items of income, loss or deduction arising from the Company during the S Corporation taxable year to which the refund is attributable).

4.2.5. Payment. The Company shall notify the Shareholders in writing within thirty (30) calendar days of a Final Determination that triggers the Shareholders’ obligation to make an indemnification payment to the Company pursuant to this Section 4.2. Each Shareholder shall pay to the Company such Shareholder’s share of any such indemnification payment as determined pursuant to this Section 4.2 on the earlier of (i) thirty (30) calendar days after the Shareholder’s receipt of all anticipated income tax refunds from the applicable tax authorities, or (ii) one (1) year after receipt of the written notice from the Company set forth above.

4.3. Refunds. If the Company receives a refund of any income tax (including penalties and interest) for any period prior to the Termination Date, or as to which it has previously been indemnified by the Shareholders, the Company shall pay an amount equal to such refund, within 30 days after receipt thereof, to the Shareholders in accordance with the percentage of the outstanding shares of the Company’s common stock (Class A and Class B) owned by each such Shareholder on the last day of any applicable period to which the refund relates. If the Shareholders receive a refund of any income tax (including penalties and interest) as to which they have previously been indemnified by the Company, they shall, within 30 days after receipt thereon, remit an amount equal to such refund to the Company, as appropriate.

4.4. Notice and Control of Tax Proceedings. Each of the Company and the Shareholders agree that within 10 days of receiving written notice of any Tax Proceeding or related matters that may affect in any way the income tax liability of a party under this Agreement, such person shall provide written notice thereof to each other party hereto. The Company shall be entitled to handle, control and compromise or settle the defense of any such Tax Proceeding involving the Company, and each Shareholder shall be entitled to handle, control and compromise or settle the defense of any such Tax Proceeding involving such Shareholder’s personal tax return. The applicable party or parties controlling the Tax Proceeding shall keep the other party(ies) apprised of the status thereof and shall consult with such other party(ies) concerning the conduct of the defense thereof. Notwithstanding the foregoing, however, no party may take any action that could adversely affect the tax liability of another party without such other party’s prior written consent, which shall not be unreasonably withheld. The parties hereto shall execute all instruments required to effectuate the provisions of this Section 4.4.

4.5. Cooperation. The parties will make available to one another, as reasonably requested, and to any taxing authority, all information, records or documents relating to the liability for taxes covered by this Agreement and will preserve any such information, records or documents until the expiration of the applicable statute of limitations or extensions thereof. The party requesting such information shall reimburse the other party for all reasonable out-of-pocket costs incurred in producing such information.

4.6. Inconsistent Reporting. If a Shareholder hereafter reports an item on such Shareholder’s income tax return in a manner inconsistent with the tax treatment reflected in the Schedule K-1 or other tax information provided to the Shareholder by the Company for a taxable period during which the Company was treated as an S Corporation, such Shareholder shall notify the Company of such treatment before filing such Shareholder’s income tax return. If such Shareholder fails to notify the Company of such inconsistent reporting, such Shareholder shall be liable to the Company for any losses, costs or expenses (including reasonable attorneys’ fees) arising from such inconsistent reporting, including an audit.

ARTICLE 5

MISCELLANEOUS

5.1. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute an instrument representing the Agreement between the parties hereto.

5.2. Construction of Terms. Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

5.3. Intent of Parties. It is the parties’ intent that the liability for income taxes arising from the operations of the Company will be borne by the Shareholders for all periods through and including the S Short Year and by the Company for periods beginning with the C Short Year, and this Agreement shall be construed so as most equitably to achieve such intent.

5.4. Governing Law. This Agreement between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of Wisconsin without regard to its choice of law rules.

5.5. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, the same shall not in any respect affect the validity, legality or enforceability of the remainder of this Agreement, and the parties shall use their best efforts to replace such illegal, invalid or unenforceable provisions with an enforceable provision approximating, to the extent possible, the original intent of the parties.

5.6. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or electronic communication (receipt confirmed, with a copy to be sent by reputable overnight courier as set forth herein) to the party to be notified, or one business day after delivery to a reputable overnight courier, postage prepaid, and addressed to the party to be notified at the address indicated for such party in the Company’s records, or at such other address as such party may designate by ten (10) days, advance written notice to the other parties.

5.7. Amendments and Waivers. Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

5.8. Full Understanding and Role of Godfrey & Kahn, S.C. Each Shareholder represents and agrees that such Shareholder fully understands his, her or its right to discuss all aspects of this Agreement with such Shareholder’s own counsel, and that to the extent, if any, that the Shareholder desired, has availed himself, herself or itself of such right. Each Shareholder further represents that he/she/it has carefully read and fully understands all of the provisions of this Agreement, that such Shareholder is competent to execute this Agreement, that the Shareholder’s agreement to execute this Agreement has not been obtained by any duress and that he/she/it freely and voluntarily enters into it, and that he/she/it has read this document in its entirety and fully understands the meaning, intent and consequences of this document. This

Agreement has been drafted by Godfrey & Kahn, S.C. as counsel for the Company and for the following Shareholders: Stephen L. Schlecht, Stephen L. Schlecht & Marianne M. Schlecht Descendants Trust, and Richard W. Schlecht. Each Shareholder, other than Stephen L. Schlecht, Stephen L. Schlecht & Marianne M. Schlecht Descendants Trust, and Richard W. Schlecht, acknowledges and agrees that Godfrey & Kahn, S.C. has not represented such Shareholder in any way in connection with this Agreement and a conflict may exist between such Shareholder’s interest and the interests of the Company and the other Shareholders.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this S Corporation Termination, Tax Allocation and Indemnification Agreement on the date first set forth above.

COMPANY: DULUTH HOLDINGS INC., a Wisconsin corporation	SHAREHOLDERS:
Stephen L. Schlecht

By:	DAVID T. ZENTMYER AND CARLA A. ZENTMYER REVOCABLE TRUST

David T. Zentmyer, Trustee

Carla A. Zentmyer, Trustee

Carol A. Mueller

STEPHEN L. SCHLECHT & MARIANNE M. SCHLECHT DESCENDANTS TRUST

John Dickens, Co-Trustee

WILLIAM E. FERRY REVOCABLE TRUST

William E. Ferry, Trustee

JULIA SCOTT FERRY REVOCABLE TRUST

Julia Scott Ferry, Trustee

Kelly J. Martin

Thomas G. Folliard

Thomas Wenstrand

James M. Burke

Joan T. Brown

Suzanne Harms

Stephanie L. Pugliese

David Finch

Roger Lewis

Mark DeOrio

WILLIAM E. FERRY IRREVOCABLE TRUST OF 2013

Julia Scott Ferry, Trustee

E. DAVID COOLIDGE, III ANNUITY TRUST

E. David Coolidge III, Trustee

Allen Dittrich

Harry S. Schutte III

Barbara Wagner

Robert C. Malkovich, Jr.

Kathleen A. Jack

Joan K. Conlin

Mark R. Pickart

Richard W. Schlecht

Timothy J. Balliet